Exhibit 99.1

Commerce Union Bancshares, Inc. Added to the ABA NASDAQ Community Bank Index

BRENTWOOD, Tenn.--(BUSINESS WIRE)--December 2, 2015--Commerce Union Bancshares, Inc. (Nasdaq: CUBN) announced today that its stock was added to the ABA NASDAQ Community Bank Index, the nation’s most broadly representative stock index for community banks. Commerce Union Bancshares is one of the ten banks recently added to the index.

“Commerce Union Bancshares began trading on NASDAQ in July 2015, and we are pleased to be added to the ABA NASDAQ Community Bank Index,” stated William R. DeBerry, Chairman and Chief Executive Officer. “We believe that the inclusion of Commerce Union Bancshares to the index will enhance our visibility within the investment community as we continue to strive to increase shareholder value.”

The index includes approximately 363 banks and thrifts or their holding companies listed on The NASDAQ Stock Market as selected by the American Bankers Association (ABA). The Index is traded under ticker symbol “ABAQ” and is calculated on both a total return and price return basis.

About Commerce Union Bancshares, Inc. and Reliant Bank

Commerce Union Bancshares, Inc. (NASDAQ: CUBN) is a Brentwood, Tennessee-based bank holding company which operates banking centers in Davidson, Robertson, Rutherford, Sumner and Williamson Counties, Tennessee through its wholly-owned subsidiary Reliant Bank. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending and mortgage products and services to business and consumer customers. For additional information, locations and hours of operation, please visit www.reliantbank.com.

Forward-Looking Statements

Statements in this press release relating to Commerce Union Bancshares Inc.’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. The Company’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including those related to the combination of Commerce Union Bank and Reliant Bank following the merger. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the joint Form S-4 and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements.

CONTACT:
Reliant Bank
DeVan Ard, 615-221-2020
President and Chief Executive Officer
or
Commerce Union Bancshares, Inc.
Ron DeBerry, 615-433-7200
Chairman and Chief Executive Officer